Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects at the Company level of the acquisition of Synergy by STERIS US and the related financing transactions. The unaudited pro forma condensed combined balance sheet as of September 30, 2015 and the unaudited pro forma condensed combined statement of earnings for the six months ended September 30, 2015 and the fiscal year ended March 31, 2015 are based upon, derived from and should be read in conjunction with the historical audited financial statements of STERIS US for the fiscal year ended March 31, 2015 (which are available in the STERIS US Annual Report on Form 10-K for the fiscal year ended March 31, 2015), the historical unaudited financial statements of STERIS US for the six-month period ended September 30, 2015 (which are available in the STERIS US Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015), and Synergy’s historical consolidated financial statements included in this current report, and adjusted to give effect to the STERIS US acquisition of Synergy. The acquisition of Synergy is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, “Business Combinations,” (ASC 805). The unaudited pro forma condensed combined statements of income for the six months ended September 30, 2015 and the twelve months ended March 31, 2015 give effect to the STERIS US acquisition of Synergy as if it had occurred on April 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015 gives effect to the transaction as if it had occurred on September 30, 2015.

The pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of Synergy’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of identifiable intangible assets and certain other assets and liabilities. Management believes the preliminary fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates will change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined financial statements have been prepared by management in accordance with the regulations of the SEC and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition occurred as of the dates indicated, nor are they meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the acquisition. The historical condensed consolidated financial statements of STERIS US and Synergy have been adjusted in the pro forma statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. In addition, the accompanying unaudited pro forma condensed combined financial statements of income do not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the acquisition or the impact of any nonrecurring activity and one-time transaction-related or integration-related costs. No material transactions existed between STERIS US and Synergy during the pro forma period. The pro forma statements should be read in conjunction with the accompanying notes.

STERIS plc Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2015

(in thousands)

	Historical STERIS US (as reported)	Historical Synergy	Conversion adjustments	Note		Reclassification adjustments		Note		Transaction adjustments	Note		STERIS plc combined pro forma
Assets
Current assets
Cash	$162,187	$42,514								$—			$204,701
Accounts receivable-net	301,390	115,766								—			417,156
Inventory	183,951	21,316								8,886	3	(a)	214,153
Assets held for sale	—	4,767								—			4,767
Prepaid expenses and other current assets	65,480	—								1,887	3	(f)	67,367

Total current assets	713,008	184,363	—							10,773			908,144
Property, plant and equipment-net	505,355	441,709								77,320	3	(b)	1,024,384
Goodwill and other intangible assets	1,075,028	381,296								1,844,940	3	(c,d)	3,301,264
Other assets	15,687	5,341								—			21,028

Total assets	$2,309,078	$1,012,709	$—				$—			$1,933,033			$5,254,820

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$—	$—								$—	3	(f)	$—
Current portion of long-term debt	—	206,043								(206,043)	3	(f)	—
Accounts payable	84,083	128,972					(17,559)	5	(b)	(18,190)			177,306
Other current liabilities	173,404	14,272					17,559	5	(b)	1,777	3	(g)	207,012

Total current liabilities	257,487	349,287	—				—			(222,456)			384,318
Noncurrent liabilities
Long-term debt	829,818	73,358								674,800	3	(f)	1,577,976
Pension and other postretirement benefit liabilities	—	24,501								—			24,501
Deferred income taxes	77,146	5,246	2,896	4	(b)					176,125	3	(e)	261,413
Other noncurrent liabilities	52,836	12,385								—			65,221

Total noncurrent liabilities	959,800	115,490	2,896							850,925			1,929,111

Shareholders’ equity
Ordinary shares	—	561								12,441	3	(h)	13,002
Capital in excess of par value	272,200	299,156								1,255,519	3	(h)	1,826,875
Treasury shares	(319,802)	—								319,802	3	(h)	—
Retained earnings	1,198,030	240,343	(5,811)	4	(a,b)					(276,213)	3	(h)	1,156,349
Accumulated other comprehensive income (loss)	(59,463)	4,071	2,915	4	(a)					(6,986)	3	(h)	(59,463)

Shareholders’ equity	1,090,965	544,131	(2,896)							1,304,563			2,936,763
Noncontrolling interests	826	3,801								—			4,627
Total equity	1,091,791	547,932	(2,896)							1,304,563			2,941,390

Total liabilities and equity	$2,309,078	$1,012,709	$—			$				$1,933,033			$5,254,820

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

STERIS plc Unaudited Pro Forma Condensed Combined Statement of Income

for the Six Months Ended September 30, 2015

(in thousands, except for per share data)

	Historical STERIS US (as reported)	Historical Synergy	Conversion adjustments	Note		Reclassification adjustments	Note		Transaction adjustments	Note		STERIS plc combined pro forma
Net revenues	$929,799	$317,726							$—			$1,247,525
Cost of revenues	536,388	183,179	416	4	(c)				3,558	3	(b)	723,541
Selling and administrative expense	299,294	117,302	2,821	4	(a)	(168)	5	(a)	(37,664)	3	(d,f)	381,585
Research and development expense	28,020	—							—			28,020
Restructuring expenses	(782)	—				168	5	(a)	—			(614)
Interest expense-net	13,605	5,218	(416)	4	(c)				381	3	(f)	18,788
Other expense-net	(1,125)	(268)							—			(1,393)

Income from continuing operations before income taxes	54,399	12,295	(2,821)						33,725			97,598
Income tax expense	21,421	4,619	75	4	(a)				2,069	3	(i)	28,184

Net income from continuing operations attributable to ordinary shareholders	$32,978	$7,676	(2,896)						$31,656			$69,414

Net income from continuing operations per ordinary share
Basic	$0.55	$0.13										$0.81
Diluted	$0.55	$0.13										$0.81
Weighted-average number of ordinary shares outstanding
Basic	59,832	59,132										85,681
Diluted	60,328	60,241										86,177

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

STERIS plc Unaudited Pro Forma Condensed Combined Statement of Income

for the Year Ended March 31, 2015

(in thousands except for per share data)

	Historical STERIS US (as reported)	Historical Synergy	Conversion adjustments	Note		Reclassification adjustments	Note		Transaction adjustments	Note		STERIS plc combined pro forma
Net revenues	$1,850,263	$648,877							$—			$2,499,140
Cost of revenues	1,075,962	371,020	935	4	(c)				16,220	3	(a,b)	1,464,137
Selling and administrative expense	493,342	198,270	(7,604)	4	(a)	(3,984)	5	(a)	14,273	3	(d,f)	694,297
Research and development expense	54,139	—							—			54,139
Restructuring expenses	(391)	—				3,984	5	(a)	—			3,593
Interest expense-net	19,187	10,418	(935)	4	(c)				9,068	3	(f)	37,738
Other expense-net	(796)	173							—			(623)

Income from continuing operations before income taxes	208,820	68,996	7,604			—			(39,561)			245,859
Income tax expense	73,756	15,715	106	4	(a,b)				(18,212)	3	(i)	71,365

Net income from continuing operations attributable to common shareholders	$135,064	$53,280	$7,498			$—			$(21,349)			$174,494

Net income from continuing operations per common share
Basic	$2.27	$0.90										$2.05
Diluted	$2.25	$0.89										$2.03
Weighted-average number of common shares outstanding
Basic	59,413	58,998										85,262
Diluted	60,045	59,552										85,894

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(All figures reported in thousands except for per share data, unless indicated otherwise)

Note 1. Basis of Presentation

The unaudited pro forma condensed combined and consolidated statements (“the pro forma statements”) have been compiled at the Company level from historical consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), and should be read in conjunction with the Form 10-K for the year ended March 31, 2015 and Form 10-Q for the six month period ended September 30, 2015 for STERIS US and Annual and Half Year Accounts for Synergy included in exhibits 99.1 and 99.2, respectively, of this current report. These pro forma statements are presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the pro forma statements do not purport to project the future financial position or operating results of the combined company.

The pro forma statements have been prepared using the acquisition method of accounting. For accounting purposes, STERIS US has been treated as the acquirer in the transaction. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been presented solely for the purpose of providing pro forma statements. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the pro forma statements and the final acquisition accounting will occur and could have a material impact on the accompanying pro forma statements and the combined company’s future results of operations and financial position.

The transaction has been accounted for using the STERIS US historical information and accounting policies and combining the assets and liabilities of STERIS US and Synergy. The assets and liabilities of Synergy have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. The total purchase price has been measured using the low trading price of STERIS US shares on the closing date of November 2, 2015. The purchase price allocation is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of Synergy as of the closing of the transaction. Differences from these preliminary estimates could be material. Further, these pro forma statements have been prepared utilizing exchange rates of 1.5402 pounds per U.S. dollar to convert Synergy’s first half fiscal 2016 statement of income to U.S. dollars, 1.5872 pound per U.S. dollar to convert Synergy’s fiscal 2015 statement of income to U.S. dollars, 1.5161 pound per U.S. dollar to convert Synergy’s September 27, 2015 statement of financial position, and the November 2, 2015 exchange rate of 1.5438 pounds per U.S. dollar for all other purposes unless otherwise noted. Fluctuations in exchange rates could have a material impact on the financial position and results of operations of combined STERIS plc.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. The pro forma balance sheet reflects $40,900 of additional acquisition-related transaction costs, as a reduction of cash with a corresponding decrease in retained earnings, as the tax effect for these costs has not yet been assessed. These costs as well as those incurred prior to September 30, 2015 are not presented in the pro forma statements of income because they will not have a continuing impact on the consolidated results of STERIS plc. There were transactions between STERIS US and Synergy during the periods presented in the pro forma statements that have not been eliminated as the impact is not material.

The pro forma statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the transaction or the costs to combine the operations of STERIS US and Synergy or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Note 2. Estimated Purchase Consideration and Allocation

The preliminary estimated purchase consideration, related allocations, and resulting excess over fair value of net assets acquired are as follows:

Total Synergy shares and share equivalents as of November 2, 2015	60,001.9
Exchange ratio per share	0.4308

STERIS plc shares to be issued to Synergy shareholders	25,848.8

STERIS US per share low trading price on November 2, 2015	$73.02

Total value of STERIS plc shares to be issued to Synergy shareholders	$1,887,479
Total cash consideration paid at $6.78 per Synergy share and share equivalent	407,000

Total estimated purchase consideration	2,294,479	(a)
Fair value adjustments for other intangible assets	(794,421	)(b)
Fair value adjustments for inventory	(8,886	)(c)
Fair value adjustments for property, plant and equipment	(77,320	)(d)
Fair value adjustments for debt assumed	—	(e)
Deferred tax impact of fair value adjustments	177,902	(f)
Adjusted book value of net assets acquired	(159,939	)(g)

Goodwill	$1,431,815

The purchase price allocation shown in the table above is based on the Company’s preliminary estimates of fair value of Synergy’s assets and liabilities. Once sufficient information is available and final valuations are performed, the purchase price allocation may differ materially from the Company’s preliminary estimates.

(a) Total estimated purchase consideration

The total estimated purchase consideration of $2,294,479 is comprised of STERIS plc share consideration valued at $1,887,479 and cash consideration of $407,000 for Synergy shares. Based on the low trading price of STERIS US common stock of $73.02 on November 2, 2015, the total consideration received by Synergy shareholders in the transaction has a value of approximately $38.24 per Synergy share.

Total Synergy shares and share equivalents prior to the acquisition are comprised of all the issued and outstanding ordinary share capital as of November 2, 2015 and the estimated total shares remaining from equity-based compensation plans that vested upon the close of the transaction. Synergy equity-based compensation plans include incentive stock options and performance stock options.

Upon completion of the transaction, the holder of each ordinary share of Synergy was entitled to receive $6.78 and 0.4308 of a STERIS plc ordinary share (combined, the “consideration per share”). Each Synergy stock option outstanding under Synergy’s equity-based compensation plans immediately prior to the completion of the transaction became fully vested and exercisable. These Synergy equity-based compensation awards were cancelled and each share was converted, as appropriate. Therefore, the Synergy option holders received the same consideration per share as other Synergy shareholders.

(b) Other intangible assets

The estimated fair values of identifiable intangible assets were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The estimated useful lives are based on the historical experience of STERIS US. These estimated fair values are considered preliminary and are subject to change upon completion of the final valuation. Changes in fair value of the acquired intangible assets may be material. The estimated fair value of the identifiable intangible assets, their estimated useful lives and valuation methodology are as follows:

	Fair value	Useful life	Valuation method
Trade names	$63,675	10	Relief-from-royalty
Customer relationships	706,489	17	Multi-period excess earnings
Technology	24,257	7	Relief-from-royalty

	$794,421

(c) Inventory

Fair value adjustment to inventory of $8,886 to adjust inventory to estimated fair value.

To estimate the fair value of inventory, the Company considered the components of Synergy’s inventory, as well as estimates of selling prices and selling and distribution costs that were based on STERIS US’s historical experience with similar products.

(d) Property, plant and equipment

Fair value adjustments to property, plant and equipment totaling $77,320 are comprised of increasing Synergy’s historical property, plant and equipment net book value of $441,709 to the preliminary estimate of the fair value of property, plant and equipment acquired of $519,029. This estimate is based on other comparable acquisitions and historical experience, as the Company does not have sufficient information as to the specific types, nature, age, condition or location of Synergy’s fixed assets.

(e) Debt

Synergy’s debt obligations were settled at the time of closing. Therefore, for the purposes of these pro forma statements, it has been assumed that Synergy’s existing debt would have been settled at the respective closing dates assumed. As a result, no fair value adjustment has been reflected in the estimated purchase price allocation.

(f) Deferred tax impact of fair value adjustments

The estimated deferred tax liabilities are associated with the pro forma fair value adjustments to assets to be acquired including inventory, property, plant and equipment and identifiable intangible assets. Jurisdictional details were not available for assets. Therefore, the UK statutory rate was applied to all fair value adjustments for the purposes of these pro forma statements. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired assumed by jurisdiction.

(g) Adjusted book value of net assets acquired

The adjusted book value of Synergy’s net assets acquired is as follows:

As of September 28, 2015
Total shareholders’ equity	$541,235
Less: goodwill	(320,569)
Less: other intangible assets	(60,727)

Adjusted book value of net assets acquired	$159,939

Note 3. Pro Forma Transaction Adjustments

The pro forma statements have been prepared using Synergy’s publicly available financial statements and disclosures, as well as certain assumptions made by the Company. Estimates of the fair value of assets acquired and liabilities assumed are described in Note 2. For information on adjustments not included in the pro forma statements, see Note 5.

(a) Inventory

Fair value adjustment to inventory of $8,886 to adjust inventory to estimated fair value. Inventory is expected to turnover during the first year post acquisition. Therefore, cost of revenues in the pro forma statement of income for the year ended March 31, 2015 has been adjusted by the full amount.

(b) Property, plant and equipment

Net adjustments totaling $77,320 are comprised of increasing Synergy’s historical property, plant and equipment net book value of $441,709 to the preliminary estimate of the fair value of property, plant and equipment acquired of $519,029.

Total adjustments to cost of revenues related to estimated depreciation expense are $3,558 for the six months ended September 30, 2015 and $7,334 for the year ended March 31, 2015. The estimated depreciation expense adjustments are based on the increase in fair value above historical value over an estimated weighted-average useful life of 11 years.

(c) Goodwill

Net adjustments totaling $1,111,246 are comprised of eliminating Synergy’s historical goodwill of $320,569 and recording the excess of the estimated purchase consideration over the estimated fair value of assets acquired of $1,431,815.

(d) Other intangible assets

Net adjustments totaling $733,694 are comprised of eliminating Synergy’s historical intangible assets of $60,727 and recording the $794,421 preliminary estimate of the fair value of intangible assets acquired.

Total adjustments related to amortization expense of intangible assets are as follows:

	Six months ended September 30, 2015	Year ended March 31, 2015
Elimination of Synergy’s historical intangible asset amortization	$(6,721)	$(13,659)
Estimated amortization of fair value of acquired intangible assets	26,548	54,716

Adjustments to selling and administrative expenses	$19,827	$41,057

The amortization expense related to intangible assets acquired is based on estimated fair value amortized over the respective useful lives.

(e) Other noncurrent liabilities

Net adjustments to Other noncurrent liabilities totaling $176,125 represent the deferred tax effects of the estimated fair value adjustments for intangible assets and property, plant and equipment.

(f) Debt and transaction costs

Financing

To facilitate the acquisition of Synergy, STERIS US obtained bridge financing in October 2014 totaling $1.6 billion, which would have made available in a single draw on the acquisition closing date had permanent financing not been obtained and utilized. STERIS US capitalized debt issuance costs associated with the bridge financing in Prepaid expenses and other current assets and amortized the costs over approximately 12 months. Adjustments of $7,508 and $5,226 have been made to reduce Selling and administrative expenses in the pro forma condensed statements of income for the six months ended September 30, 2015 and twelve months ended March 31, 2015, respectively. In addition, an adjustment to prepaid expenses and other current assets of $781 was made to eliminate the balance of unamortized debt issuance costs associated with the bridge as of September 30, 2015. The amortization of debt issuance costs associated with the bridge financing has not been reflected in the pro forma condensed statements of income as they are nonrecurring in nature. The unamortized balance at September 30, 2015 has been adjusted directly to retained earnings in the pro forma condensed balance sheet. The bridge loan facility was terminated on November 2, 2015.

On March 31, 2015 STERIS US entered into a Credit Agreement (the “Credit Agreement”) with various financial institutions as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. The Credit Agreement replaced STERIS US’ Third Amended and Restated Credit Agreement dated April 13, 2012 with KeyBank National Association, as Administrative Agent, and the other lenders party thereto, as amended, and the Company’s Swing Line Facility (Committed Line of Credit) with PNC Bank, National Association, which agreements were terminated and all outstanding borrowings thereunder were repaid on March 31, 2015. The Credit Agreement provides $1,250,000 of credit, in the form of a $850,000 revolver facility, which may be utilized for revolving credit borrowings, swing line borrowings and letters of credit, with sublimits for swing line borrowings and letters of credit. The Credit Agreement also contains a $400,000 term loan facility. The revolver and term loan facilities may be increased in specified circumstances by up to $500,000. The term loan facility could not be utilized unless, among other conditions, the acquisition of Synergy was consummated, and would have terminated if not used at that time. Likewise only $500,000 of the revolver was available until the acquisition of Synergy was consummated.

On May 15, 2015, STERIS US issued $350,000 of senior notes, in a private placement to certain institutional investors in an offering that was exempt from the registration requirements of the Securities Act of 1933. Of the $350,000 in senior notes, $125,000 have a maturity of 10 years from the issue date at an annual interest rate of 3.45%, $125,000 have a maturity of 12 years from the issue date at an annual interest rate of 3.55% and $100,000 have a maturity of 15 years from the issue date at an annual interest rate of 3.70%. These borrowings were used for repayment of Credit Agreement debt and for other corporate purposes. The agreement governing these notes contains leverage and interest coverage covenants.

In order to fund the acquisition of Synergy, including the cash payments made in respect of Synergy Shares, the repayment of Synergy debt and certain transaction expenses, STERIS plc borrowed (i) $132 million, £49 million, and €127.75 million under the Credit Agreement revolving credit facility and (ii) $400 million under the Credit Agreement’s term loan facility on November 2, 2015. Borrowings bear interest at the Company’s option based upon either the Base Rate or the Eurocurrency Rate, plus the Applicable Margin in effect from time to time under the Credit Agreement. The Applicable Margin is determined based on the ratio of Consolidated Total Debt to Consolidated EBITDA. Interest on Base Rate Advances is payable quarterly in arrears and interest on Eurocurrency Rate Advances is payable at the end of the relevant interest period therefor, but in no event less frequently than every three months.

The adjustments to record pro forma interest expense for the condensed pro forma statements of income were estimated based on (i) the actual interest expense incurred during the six month period ended September 30, 2015 and (ii) estimated incremental interest expense associated with the additional borrowings made on November 2, 2015 to fund the acquisition of Synergy as if the acquisition had occurred on April 1, 2014. The interest rates in effect for the November 2, 2015 borrowings were assumed to be in effect for the entire pro forma condensed statement of income periods. The resulting average interest rates assumed for the preparation of these pro forma statements on these borrowings are 2.39% and 2.40% for the six months of fiscal 2016 and for fiscal 2015, respectively. The interest that the Company will ultimately pay may vary greatly from what is assumed in the pro forma statements and will be based on actual future funding needs, movements in the Base Rate or the Eurocurrency Rate, and the contractual terms of the Credit Agreement.

Transaction Costs

Selling and administrative expenses have been adjusted by $49,983 and $21,558 for transaction costs recognized during the six month period ended September 30, 2015 and the year ended March 31, 2015, respectively. It has been assumed that $781 in unamortized deferred financing costs will be written off. As these costs are non-recurring items, they have not been reflected in the pro forma statements of income.

Total transaction costs incurred and expected to be incurred by both STERIS US and Synergy are estimated to be approximately $125,956. This total includes fees related to the bridge financing and make whole payments due to lenders as a result of early payment.

Fair Value of Assumed Debt

Synergy’s debt obligations were settled at the time of closing. Therefore, for the purposes of these pro forma statements, it has been assumed that Synergy’s existing debt would have been settled at the respective closing dates assumed closing. As a result, no fair value adjustment has been reflected in the estimated purchase price allocation.

Interest Expense

The following adjustments have been recorded to Interest expense:

	Six months ended September 30, 2015	Year ended March 31, 2015
Estimated incremental interest expense associated with funding the acquisition of Synergy	$5,183	$18,551
Reduction in interest expense associated with Synergy debt obligations settled at closing	(4,802)	(9,483)

Total adjustments to Interest expense	$381	$9,068

(g) Other current liabilities

Adjustments to Other current liabilities of $1,777 represent the deferred tax effects of the estimated fair value adjustments to inventory.

(h) Shareholders’ equity

Total Synergy shares and share equivalents outstanding were exchanged for STERIS plc shares at an exchange ratio of 0.4308, which totaled 25.8 million shares at September 30, 2015. The estimated fair value of the equity-based consideration to acquire all Synergy ordinary shares and ordinary share equivalents outstanding totaled $1,887,479 which is based on the STERIS US per share low trading price on November 2, 2015, or $73.02 per share. The following depicts the equity value consideration of $1,887,479 offset by the elimination of Synergy equity balances as of September 30, 2015.

	Transaction adjustments	Total
Issuance of STERIS plc ordinary shares based on exchange ratio of 0.4308 per share, par value of 10 pence	$3,919
Allocate paid in capital to STERIS plc ordinary shares at par value of 10 pence	9,083
Eliminate Synergy’s historical ordinary shares	(561)

Ordinary shares transaction adjustments		$12,441
Record fair value of share consideration paid (less par value)	1,883,560
Allocate paid in capital to STERIS plc ordinary shares at par value of 10 pence	(9,083)
Eliminate Synergy’s historical capital in excess of par value	(299,156)
Eliminate STERIS treasury shares retired at closing	(319,802)

Capital in excess of par value transaction adjustments		1,255,519
Eliminate STERIS treasury shares retired at closing	319,802

Treasury share transaction adjustments		319,802
Record estimated additional non-recurring transaction related costs	(40,900)
Eliminate Synergy’s historical retained earnings	(234,532)
Write off deferred costs associated with STERIS bridge facility	(781)

Retained earnings transaction adjustments		(276,213)
Eliminate Synergy’s historical accumulated other comprehensive loss	(6,986)

Accumulated other comprehensive loss transaction adjustment		(6,986)

Shareholders’ equity transaction adjustments		$1,304,563

(i) Income tax expense

A pro forma blended statutory income tax rate of 32.5% was used in determining the tax impact of certain pro forma adjustments. This rate was estimated using the adjusted statutory income tax rate for STERIS US and Synergy, weighted based on respective income from continuing operations before income taxes. The adjusted statutory income tax rate for STERIS US and Synergy is based on the U.S. and UK statutory income tax rate, respectively, and the tax rate impact of state and local income taxes and income taxes of non-U.S. operations. The U.S. statutory tax rate is 35% and the UK statutory tax rate is 20%.

Although not reflected in the pro forma statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as potential repatriation of earnings from subsidiaries outside the U.S. to the U.S. and the geographical mix of taxable income affecting state and foreign taxes, among other factors.

Estimated income tax adjustments included in the pro forma statements of income are as follows:

	Six months ended September 30, 2015	Year ended March 31, 2015
Amortization of intangibles, net and depreciation of step up on property, plant and equipment	$(8,184)	$(19,803)
Elimination of transaction costs as nonrecurring	8,122	3,503
Interest expense and fees on settled Synergy debt obligations	1,143	2,257
Interest expense and fees on STERIS debt obligations, net	988	(4,169)

Total adjustments to income tax expense	$2,069	$(18,212)

(j) Net income from continuing operations per common share

Pro forma net income from continuing operations per ordinary share for the year ended March 31, 2015 and the six months ended September 30, 2015, has been calculated based on the estimated weighted-average number of ordinary shares outstanding on a pro forma basis, as described below. The pro forma weighted-average shares outstanding have been calculated as if the acquisition-related shares had been issued and outstanding as of April 1, 2013. For additional information on calculation of acquisition-related shares, see Note 2.

	Six months ended September 30, 2015		Year ended March 31, 2015
	STERIS US (as reported)	Pro forma combined	STERIS US (as reported)	Pro forma combined
Net income from continuing operations attributable to ordinary shareholders	$32,978	$69,414	$135,064	$174,494
Weighted-average number of ordinary shares outstanding – basic	59,832	85,681	59,413	85,262
Plus dilutive effect of stock options and restricted awards	496	496	632	632

Weighted-average number of ordinary shares outstanding – diluted	60,328	86,177	60,045	85,894

Net income from continuing operations per ordinary share
Basic	$0.55	$0.81	$2.27	$2.05
Diluted	0.55	0.81	2.25	2.03

Note 4. Pro Forma U.S. GAAP Adjustments

Certain adjustments have been recorded to convert Synergy’s historical financial statements from IFRS to U.S. GAAP, as follows:

(a)	Hedge documentation prepared in accordance with IFRS out of compliance with U.S. GAAP requirements. Amounts deferred in other comprehensive income under IFRS have been recognized in the statement of income in the pro forma statements for U.S. GAAP. Deferred taxes associated with the hedge have also been adjusted appropriately.

(b)	Income tax treatment of depreciable assets acquired in a business combination revised in accordance with U.S. GAAP requirements.

(c)	The interest expense and return on assets components of defined benefit pension costs are included in cost of revenues along with other compensation related costs under U.S. GAAP rather than financing costs under IFRS.

Note 5. Pro Forma Reclassification Adjustments

Certain reclassifications have been recorded to Synergy’s historical financial statements to conform to pro forma presentation, as follows:

(a)	Restructuring expenses included within administrative expenses have been reclassified to Restructuring expenses.

(b)	Other non-trade payables included within Accounts Payable have been reclassified to Other current liabilities.

Note 6. Unadjusted Pro Forma Balances

Retirement Benefits Plans

The Company does not have sufficient information as to the nature of the populations in the plans, specific investment strategies, and other such data necessary to make a reasonable estimate of fair value as of September 30, 2015. Therefore, no adjustment has been recorded to Synergy’s pension and post-retirement benefits plans to reflect the impact of updating the funded status for current discount rates and plan asset values or removing Synergy’s historical prior service cost and actuarial loss amortization.